Exhibit 15.1

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Lockheed Martin Corporation for the registration of debt securities of our reports dated April 23, 2014 and July 23, 2014 relating to the unaudited consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 30, 2014 and June 29, 2014.

/s/ Ernst & Young, LLP

McLean, Virginia

July 23, 2014